Rayliant Code of Ethics 2025

I.	Introduction

Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) requires investment companies, as well as their investment advisers and principal underwriters, to adopt written codes of ethics containing provisions reasonably necessary to prevent “access persons” from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of the Rule. Pursuant to the requirements of Rule 17j-1, Rayliant Asset Management has adopted this Code of Ethics (“Code”) with respect to the securities transactions of the directors, officers and certain employees of our Funds and Adviser that come within the term “Access Person,” as defined below.

In addition, Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires federally registered investment advisors to establish, maintain and enforce written codes of ethics that include among other matters, standards of business conduct requires of “supervised persons,” provisions requiring supervised persons to comply with applicable Federal Securities Laws, provisions requiring “access persons” to report their personal securities transactions and holdings and obtain approval before they acquire beneficial ownership of any security in an initial public offering or private placement. This code has been adopted by the Adviser and is intended to comply with the Advisers Act Rule 204A-1.

II.	Other Compliance Policies and Principles

Rayliant’s Code of Ethics promotes ethical practices and conduct by all employees. As a fiduciary, Rayliant owes an undivided duty of loyalty to our clients and therefore demands the highest standards of ethical conduct and care from all employees. Employees are expected to conduct themselves to avoid causing actual or perceived conflicts of interest with our clients. The Firm expects all employees to observe the standards stated in this Code, including this Code, and not seek to evade any of the provisions or the “spirit” of its requirements in any way, including indirect acts by family members or other associates. Additional supervision or monitoring may be placed on employees that have a disciplinary history or those who work remotely.

The Code of Ethics is adopted pursuant to Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940. It is also based on general principles (“GP”) developed and recognized by the International Organization of Securities Commissions (“IOSCO”) and other principles that are fundamental to our business.

The other principles underlying our Code of Ethics are:

●	We comply with all applicable securities laws in the US and elsewhere.
●	We will place the interests of our clients ahead of any personal interests except as may otherwise be approved by or disclosed to clients.
●	We endeavor to avoid actual or perceived conflicts of interest by only giving/receiving appropriate gifts and entertainment, and by not engaging in any outside activities that may conflict with Rayliant’s business.

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●	We do not make political or charitable contributions that may influence the Firm’s business.
●	We do not participate in any market misconduct, including using of material non-public information, engaging in insider trading or any other forms of market misconduct. Rayliant has an Insider Trading Policy in addition to this Code.
●	We avoid taking advantage of, or even appearing to take advantage of, our fiduciary relationship with our clients by adopting appropriate controls for the employees’ personal trading.
●	Investment decisions and trades made for clients are confidential. Prior to public release, we prohibit the release of such information without compliance approval to anyone outside the Firm.

Rayliant has adopted policies and procedures reasonably designed to prevent violations of the laws in the jurisdictions in which we operate. The policies set forth guiding principles that are aligned with applicable regulatory requirements and the procedures are designed to ensure compliance. The Firm has designated a Head of Compliance who is responsible for administering the compliance policies and procedures and is empowered with the full responsibility and authority to develop and enforce appropriate policies and procedures for the Firm.

In addition to this Code, Rayliant has other compliance-related policies to meet the regulatory requirements as well as to maintain good corporate governance and internal controls. Some of these policies may only be applicable to certain Rayliant’s entities and the applicable entities are listed within each policy. Employees are required to read and abide by these policies. All policies are available on the Rayliant Family SharePoint Site. Certain policies also require periodic certifications. Please refer to the respective policies for the details. If you have any questions on any of the policies, do approach the Head of Compliance.

III.	Personal Trading Policy

1. Introduction

Rayliant Asset Management Limited and Rayliant Investment Research (collectively “Rayliant” or the “Firm”), shall take reasonable steps to ensure that any personal trading does not conflict with the Firm’s duties or contravene any applicable provision in the Hong Kong or United States regulations. The United States regulations include:

●	Securities Act of 1933
●	Securities Exchange Act of 1934
●	Sarbanes Oxley Act of 2002
●	Investment Company Act of 1940
●	Investment Advisers Act of 1940
●	Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes
●	The Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

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Regarding Rayliant’s service as an Investment Adviser to ETFs in the United States, it is unlawful under Rule 17j-1 for any affiliated person of an investment adviser for a SEC Registered Investment:

●	To employ any device, scheme, or artifice to defraud the Fund;
●	To make any untrue statement of a material fact or omit a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
●	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or
●	To engage in any manipulative practice with respect to the Fund.

In addition, Rule 204A-1 of the Advisers Act requires federally registered investment advisers to establish, maintain and enforce written codes of ethics that include, among other matters, standards of business conduct required of “Supervised Persons," provisions requiring supervised persons to comply with applicable Federal Securities Laws, provisions requiring “access persons” to report their personal securities transactions and holdings and obtain approval before acquiring beneficial ownership of any security in an initial public offering or private placement.

Supervised Persons, as defined below, may maintain personal securities accounts provided any personal investing in which the Supervised Persons has a beneficial interest is consistent with the guidelines outlined below and all applicable regulatory requirements. This includes any accounts for any immediate family or household members. Rayliant has a fiduciary duty to our investors and therefore discourages frequent trading in personal accounts. Refer to Section 4 for definition of Supervised Persons.

Pursuant to the requirements of Rule 204A-1, Rayliant has adopted this policy to apply to the securities transactions of the directors' officers, and certain employees that come within the definition of “Access Person,” as defined below. Employees are required to certify annually that they have read, understand, and have complied with this policy.

This policy shall be reviewed and updated as needed by the Head of Compliance at least annually. A copy of the most updated policy is made available on Rayliant’s SharePoint site.

2. Standards of Business Conduct Reflecting Fiduciary Obligations

Rayliant has a fiduciary duty to Advisory Clients1, which requires individuals associated with Rayliant to act solely for the benefit of the Advisory Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. Each Access Person and Supervised Person shall adhere to the highest ethical standards and shall:

●	Recognize that Rayliant has fiduciary duties to our funds and clients, which always involves a duty to deal fairly with, and act in the best interests of, our funds, their shareholders, and Clients, including the duty to use reasonable care and independent professional judgment and to make full and fair disclosure of all material facts;
●	At all times, place the interests of Rayliant funds, shareholders, and clients before personal interests;
●	Comply with all applicable securities laws;
●	Conduct all personal securities transactions in a manner consistent with this policy, to avoid any actual or potential conflicts of interests, or any abuse of position of trust and responsibility;
●	Not take any inappropriate advantage of position with or on behalf of the funds or adviser; and
●	Report promptly any violations of this policy to the firm’s Head of Compliance.

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In recognition of Rayliant’s fiduciary obligations to the Advisory Clients and desire to maintain its high ethical standards, Rayliant has developed a policy containing provisions designed to seek to:

(i)	prevent improper personal trading by Access Persons;
(ii)	prevent improper use of material, non-public information about securities recommendations made by Rayliant or securities holdings of the Advisory Clients;
(iii)	identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Clients.

Supervised Persons and certain other persons will be subject to periodic certification, reporting, and preclearance requirements.

3. Scope of Coverage and Definitions

A.	Supervised Persons

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Rayliant, or other person who provides investment advice on behalf of Rayliant and is subject to the supervision and control of Rayliant. All Supervised Persons are to comply with this policy. However, independent directors are not subject to this policy. Supervised Persons are required to confirm that they have read and understood this policy on an annual basis.

B.	Access Persons

“Access Person” means (1) any Advisory Person of the Funds or of the Adviser, and (2) any Supervised Person who has access to non-public information regarding any Client’s purchase or sale of Covered Securities or non-public information regarding the portfolio holdings of any Fund or is involved in making securities recommendations to Clients or has access to such recommendations that are non-public. All officers, directors, and employees of the Funds and Adviser are considered Access Persons. Compliance is responsible for maintaining a list of Access Persons. A spouse/domestic partner and any immediate family members or persons living in the same household who are financially dependent on the employee are subject to the Rayliant policies related to personal trading. All Supervised Persons are considered Access Persons.

The following list of employees within Rayliant are classified as Access Person:

●	Chief Investment Officer;
●	Senior Managing Directors;
●	Investment Personnel;
●	Responsible Officers & Licensed Representatives;
●	Any employees with first-hand access to portfolio information (e.g., Research Committee);
●	Any other persons designated by the Head of Compliance.

C. Covered Accounts

Covered Accounts are defined as all brokerage accounts which the Access Person can use for trading securities. To the extent possible, employees should provide copies of their monthly statements to the Compliance team directly. Annual submission of statements is required.

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D. Professionally Managed Accounts (Discretionary) & Automatic Investment Plans

Accounts that: (i) are managed by an unaffiliated investment manager who has discretionary authority and control over the account and (ii) has all investment decisions made by the unaffiliated investment manager and not made directly or indirectly by an Access Person or immediate family member of the Access Person are considered discretionary. Transactions in Automatic Investment Plans do not require pre-clearance, but these accounts must still be reported in Initial and Annual Holdings Reports. The Managed Accounts Disclosure Certification should be completed on an annual basis.

E. Covered Securities

Generally, all securities, including but not limited to equities and bonds, are considered covered under this policy except for (i) money market funds, (ii) open-end mutual funds, (iii) foreign exchange spot, (iv) broad-based index products and (v) any other financial instruments as advised by the Compliance team. The summary table included in this Code should be referenced when determining covered securities under this policy.

4. Access Persons Obligations

A.    Pre-Clearance of Personal Trades

Only Access Persons are subject to the pre-clearance process. Each Access Person’s personal trades should be executed in a manner consistent with our fiduciary obligations to our clients. The trades must not be timed to precede orders placed for any client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfill daily job responsibilities. Without pre-clearance, Access Persons may not engage in personal trading in reportable securities (including IPOs and private placements). Any security held prior to joining the Firm may continue to be held but trading is prohibited unless approved otherwise.

Pre-Clearance Procedure

Step 1: Access Persons are to initiate any pre-clearance requests by sending an email to the Chief Compliance Officer with the following details: a) No. of Shares/Principal Amount, b) Name of Security, c) Buy or Sell, d) Description (e.g., common stock), e) Ticker Symbol and f) Broker.

Step 2: Compliance will review the request and approve or reject accordingly. Compliance may withhold approval in respect of any proposed transaction in its sole and absolute discretion.

Step 3: Approvals are valid only until the end of the next business day.

Step 4: After the trade is completed, a trade confirmation should be sent to Compliance. If no trade is executed, no additional step is required.

De Minimis Personal Trading Policy

Supervised Persons may trade up to 100 shares (or $10,000 in aggregate market value, whichever is lower) of an equity security within a 30-calendar-day period without preclearance, provided the following conditions are met:

•	The security is listed on the NYSE or NASDAQ, or has a market capitalization exceeding $1 billion;
•	The trade does not involve IPOs, private placements, options, or firm-restricted securities;
•	The trade is reported in ComplySci on the date of execution and remains subject to post-trade compliance review.

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A.	Summary Table for Access Person Reporting and Pre-Clearance Requirement

Equity	Reporting Required?	Pre-Clearance Required?
Equity securities, including REITs, and options, futures or other derivatives on equities	Yes	See De Minimis Policy
Exchange Traded Funds (ETFs)	Yes	No, except for those managed by RIR
Fixed Income
Corporate and municipal bond securities, including options, futures or other derivatives	Yes	Yes
U.S. Government treasury securities and other obligations backed by the full faith and credit of the government	No	No
Non-U.S. Government treasury securities and other obligations backed by the full faith and credit of the government	No	No
Government debt obligations not backed by the full faith and credit of the government, including options, futures or other derivatives on these securities	Yes	Yes
Money market instruments	No	No
Other Types of Assets
Mutual funds	No	No
IPO and private placements	Yes	Yes
Derivatives on security indexes, commodities, and currencies	Yes	No
Virtual assets such as cryptocurrency	Yes	No

*	If you have any other type of financial instruments, please check with Compliance on the reporting and pre-clearance requirements.

B.	Minimum Holding Period

All securities and related investments subject to pre-clearance are to be held for a minimum period of 30 calendar days. If you wish to sell off any investments within 30 calendar days, you are to seek an exceptional approval from the Compliance team. These are assessed on a case- by-case basis and possible reasons may include limiting an excessive loss (>10%) or financial hardship with a need to liquidate the holdings to meet other financial obligations.

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Access Persons may not buy or sell an investment: (i) on a day in which the Firm has a pending “buy” or “sell” order in the same investment until that order is executed or withdrawn; (ii) for their personal account within 7 trading days before (if the relevant person is aware of a forthcoming portfolio transaction) or after trading in that investment on behalf of a portfolio; (iii) for their personal account within 7 trading days before (if the relevant person is aware of a forthcoming recommendation) or after a recommendation on that investment is made or proposed by the Firm;

C.	Restricted List

RIR maintains a restricted list, which contains securities which Access Persons are prohibited from trading. The restricted list (“RTL”) consists of securities the Funds are trading or are on consideration of trading, or the Firm or employees have obtained or been exposed to material non-public information. Access persons may not trade securities on the RTL until the securities are removed from the RTL. If an Access Person trades a security on the RTL, s/he must break the trade or sell the trade. Any profits must be donated to a charity of the Firm’s choosing.

D.	Initial Holdings Reporting Requirement

Access Persons must provide Compliance with an Initial Holdings Report within 10 days of beginning employment with Rayliant or any other date as advised by Compliance with the information as required in Appendix 1. The report must include a list of all accounts maintained by the Access Person and the names of all “reportable” securities maintained in those accounts. If the account does not hold any reportable securities, a note should be made indicating as much. The information must be current and no more than 45 days from date of submission. You must attach the most recent broker statement as supporting documentation for the Initial Holdings Report. Any new reportable brokerage accounts opened after becoming an Access Person must be promptly disclosed to the Compliance team.

E.	Annual Holdings Reports and Annual Attestation

Access Persons must submit an Annual Holdings Report to Compliance by January 30 each year or any other date as advised by Compliance with the information as required in Appendix 2. The report must include a list of all accounts and the holdings of all reportable securities as of December 31 of the preceding year. You may list the account in the Annual Holdings Report and indicate that brokerage statements have been provided for each account that holds reportable securities. In addition to the holdings report, you are also required to confirm that you have read and understood the policy on an annual basis. This request will be initiated by the Compliance team.

F.	Quarterly Reports

Access Persons must complete a report, within 30 days of each quarter end or any other date as advised by Compliance in a manner as directed by Compliance with the information as required in Appendix 3. The report must identify all reportable transactions for the quarter. In addition, you will be required to report any covered accounts that were opened during the quarter even if there were no reportable securities. You may list the accounts in the Quarterly Reporting and indicate that brokerage statements have been provided for each account that holds reportable securities.

G.	Review of Reports

All reports will be submitted to the Compliance team and the Compliance team will review these reports. If there are any requirements for additional documentation, the Compliance team will make a request to you.

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H.	Reporting of Violations

If you are aware of any violation of this policy, you are to promptly report such violations to the Compliance team immediately. You may do so either via an email or phone meeting with the Compliance team.

5. Record keeping

The Compliance team will keep a record of the Access Persons lists (current and past), all preclearance approvals and rejections, trade confirmations received, and each notification made by Access Persons and Supervised Persons. A record of any violation of this policy and of any action taken because of the violation shall also be kept. All records mentioned herein and this policy, together with any amendments, shall be kept for a minimum of 7 years. This policy is subject to amendment and Compliance may request any additional supporting information for employee trades.

6. Administration

On an annual basis, the Head of Compliance will review the provisions of this policy to determine whether any revisions are required to comply with the provisions of the U.S. regulations, including the Advisers Act, the Investment Company Act and SEC interpretations thereof, with respect to the personal trading of Access Persons. Upon request, Rayliant will prepare written reports and/or certifications relating to this policy. Any material changes to the policy will be approved by the Fund’s Board within six (6) months after adoption of the material change.

7. Summary of Obligations for Access Persons and Supervised Persons

Requirements	Access Persons	Supervised Persons
Acknowledgement of the Compliance Manual	✓	✓
Acknowledgement of the Personal Trading Policy	✓	✓
Conflicts of Interest Reporting	✓	✓
Political Contribution Reporting (currently prohibited)	✓	✓
Initial Holdings Report	✓
Annual Holdings Report	✓
Quarterly Report	✓
Pre-Clearance	✓
Blackout Trading Period	✓
Minimum 30-Day Holding Period	✓

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